Exhibit 77(b)

The Board of Trustees
The Pilgrim Variable Products Trust:

In planning and performing our audits of the financial statements of the Pilgrim Variable Products Trust, comprising the MagnaCap Portfolio, Research Enhanced Index Portfolio, Growth Opportunities Portfolio, MidCap Opportunities Portfolio, Growth and Value Portfolio, SmallCap Opportunities Portfolio, International Value Portfolio and High Yield Bond Portfolio for the year ended December 31, 2000, except for the MagnaCap Portfolio which is the period from May 8, 2000 (commencement of operations) to December 31, 2000, the Growth Opportunities Portfolio which is the period fro May 3, 2000 (commencement of operations) to December 31, 2000 and the MidCap Opportunities Portfolio which is the period from May 5, 2000 (commencement of operations) to December 31, 2000, we considered the Trust's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management and the Board of Trustees of the Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


February 20, 2001